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                               EXHIBIT 11.01


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               PORTOLA PACKAGING, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE (1)
                (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          THREE MONTHS                 NINE MONTHS
                                          ENDED MAY 31,                ENDED MAY 31,
                                         --------------               ---------------
                                      1996           1995           1996           1995
                                     ------         ------         ------        -------
                                           (UNAUDITED)                   (UNAUDITED)
Weighted average common shares
   outstanding for the period         11,798         11,106         11,656         11,275
                                     ---------      ---------     ----------     ---------
                                     ---------      ---------     ----------     ---------

Income before extraordinary item        $762           $146           $562           $377

Less the increase in the put value
  of warrants                           (229)          (152)          (652)          (457)
                                     ---------      ---------     ----------     ---------

Income (loss) before extraordinary
  item                                  $533            ($6)          ($90)          ($80)
                                     ---------      ---------     ----------     ---------
                                     ---------      ---------     ----------     ---------
Extraordinary item                                                  $1,265
                                                                  ---------
                                                                  ---------

Net income (loss)                       $762           $146          ($703)          $377

Less the increase in the put value
  of warrants                           (229)          (152)          (652)          (457)
                                     ---------      ---------     ----------     ---------

Net income (loss)                       $533            ($6)       ($1,355)          ($80)
                                     ---------      ---------     ----------     ---------
                                     ---------      ---------     ----------     ---------
Net income (loss) per share
  before extraordinary item            $0.05          $0.00         ($0.01)        ($0.01)

Effect of extraordinary item per share                              ($0.11)

Net income (loss) per share            $0.05          $0.00         ($0.12)        ($0.01)


(1) There is no difference between primary and fully diluted net income
    (loss) per share for all periods presented.